Exhibit 10.2

RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-EMPLOYEE DIRECTORS
UNDER washington trust bancorp, inc.
2022 long term INCENTIVE PLAN

Name of Grantee:

No. of Restricted Stock Units:

Grant Date:

Pursuant to the Washington Trust Bancorp, Inc. 2022 Long Term Incentive Plan as amended through the date hereof (the “Plan”), Washington Trust Bancorp, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed above (an “Award”) to the Grantee named above. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.0625 per share (the “Stock”) of the Company.

1.            Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 2 of this Agreement and (ii) shares of Stock have been issued to the Grantee in accordance with the terms of the Plan and this Agreement.

2.            Vesting of Restricted Stock Units. The restrictions and conditions of Paragraph 1 of this Agreement shall lapse on [insert date which is the three-year anniversary of the Grant Date] (the “Vesting Date”) so long as the Grantee is then, and since the Grant Date has continuously been, an active member of the Board.

The Administrator may at any time accelerate the vesting schedule specified in this Paragraph 2.

Notwithstanding the foregoing, the Grantee shall become vested in the Restricted Stock Units prior to the Vesting Date in the following circumstances:

(a)            In the case of, and subject to, the consummation of a Sale Event, provided that the Grantee remains in service as a member of the Board, any Restricted Stock Units that have not vested and have not previously been forfeited shall become fully vested as of the effective time of the Sale Event.

(b)            In the event of the Grantee’s death, provided that the Grantee was in service as a member of the Board immediately prior to the date of the Grantee’s death, any Restricted Stock Units that have not vested and have not previously been forfeited shall become fully vested.

(c)            Upon the Retirement of the Grantee prior to the Vesting Date, any Restricted Stock Units that have not vested and have not previously been forfeited shall become fully vested. For purposes of this Award, “Retirement” shall mean the Grantee’s cessation of service as a Director as of the Annual Meeting date following his or her attainment of age 72. Termination of Service. Except as set forth in Paragraph 2 above, if the Grantee’s service with the Company and its Subsidiaries terminates for any reason (including disability) prior to the satisfaction of the vesting conditions set forth in Paragraph 2 above, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such unvested Restricted Stock Units.

3.            Dividend Equivalents. Upon the issuance of shares of Stock to the Grantee, the Corporation shall also provide the Grantee with a lump sum cash payment in an amount equal to the amount of dividends per share paid by the Corporation from the Grant Date through the share issuance date multiplied by the number of shares of Stock actually issued to the Grantee.

4.            Issuance of Shares of Stock. As soon as practicable following the Vesting Date, or the date of earlier vesting in accordance with Paragraph 2 above (but in no event later than two and one-half months after the end of the year in which such vesting occurs), the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 2 of this Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such shares. The issuance of shares may be made in book entry form.

5.            Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

6.            Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

7.            No Obligation to Continue as a Director. Neither the Plan nor this Award confers upon the Grantee any rights with respect to continuance as a Director.

8.            Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

9.            Data Privacy Consent. In order to administer the Plan and this Agreement and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of the Plan and/or this Agreement (the “Relevant Information”). By entering into this Agreement, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

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10.            Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

WASHINGTON TRUST BANCORP, INC.

By:
Title:

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned. Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Grantee (including through an online acceptance process) is acceptable.

Dated:
Grantee’s Signature

Grantee’s name and address:

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